EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (No. 333-163554 and No. 333-147244) on Form S-3 and No. 333-169472 on Form S-8 of our report dated March 11, 2011 (May 17, 2011 as to the retrospective adjustment for discontinued operations discussed in Note 21), relating to the consolidated financial statements of Eagle Rock Energy Partners, L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for oil and gas reserves and for discontinued operations), appearing in this Current Report on Form 8-K of Eagle Rock Energy Partners, L.P. dated May 17, 2011.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 17, 2011